Members of:	Harrison Executive Centre - Suite 308
American Institute of CPAs	1930 Harrison Street
•Center for Public Company Audit Firms	Hollywood, Florida 33020
•Tax Division	Telephone [954] 922-8856
•Personal Financial Planning Section	Fax [954] 922-8884
Florida Institute of CPAs	www. infantecocpa.com
National Associated Certified Public Accounting Firms	camiccpas@aol.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this Registration Statement of Form SS-2 of our report dated May 22, 2006 relating to the December 31, 2005 financial statements of Online Marketing Group, Inc. We also consent to the reference to our Firm under the Caption "Experts" in the Registration Statement.

Infante & Company Hollywood, FL May 22, 2006